EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2021 Second Quarter Financial Results

Kingston, NY — August 12, 2021 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended June 30, 2021. The Company will host a conference call for analysts and investors on August 13, 2021 at 8:30 a.m. Eastern Time, as previously announced on July 7, 2021.

2021 Second Quarter Financial and Operational Highlights

(All results are compared to prior year quarterly period unless otherwise noted)

•	Earnings per share of $0.12 compared to $0.43; Operating (loss) per share[1] of ($0.05) compared to income of $0.23
•	Direct written premiums[1] grew by 4.6%
•	Net premiums earned increased 33.0% to $35.4 million
•	Net combined ratio increased to 100.4% from 86.9% driven by an increase in the net loss ratio to 58.6% from 48.1%. This increase of 10.5 percentage points is driven by an increase in the number of personal property liability claims, adding 8 percentage points and physical damage claims adding 1.5 percentage points. Other changes added 1 percentage point.
•	Net investment income increased 4.1% to $1.7 million
•	Realized gains increased to $0.7 million compared to break even and unrealized gains on equity securities decreased to $1.6 million compared to $2.7 million
•	Book value per share of $8.52 up 2.2% from the prior quarter.
•	120,550 shares repurchased during Q2 at an average cost per share of $8.07. Total return to shareholders during Q2 of $1.4 million or 1.6% of the prior quarter’s shareholders’ equity.

____________________

1 These measures are not based on accounting principles generally accepted in the United States (“GAAP”) and are defined and reconciled below to the most directly comparable GAAP measures.

1

Management Commentary

Barry Goldstein, Kingstone’s Chief Executive Officer, elaborated on the Company’s results:

“While not yet evident in our top line results, Kingstone’s market position is changing, we are gaining market share and doing so without compromising our strict underwriting standards. Over the past few months, our competitors have started to take many of the same restrictive actions that we initiated almost two years ago which slowed our growth markedly. The result is an over 30% increase in personal lines quotes versus Q2 last year and a 16% increase in new business policies bound by our Select Producers. This is the fastest new business growth rate we have seen in a couple of years, especially in our flagship state of New York.

In addition, as previously announced, we successfully placed our catastrophe excess of loss program at a modest decline in rate. No longer are we sharing our underwriting profits with reinsurers, having terminated our quota share treaty at the end of 2020. We have continued to raise our premium rates, but now without an increase in premiums ceded, we will retain all of the benefits of the increased pricing.

Investment income increased by 4.1% during the quarter and our realized gains on sales of investments totaled $717,000 during Q2, an increase of $682,000 over the prior year’s amount. Unrealized gains on equity securities and other investments of $1.6 million reflected a decrease of $1.1 million from the COVID induced rebound in Q2 2020.

During the quarter, we repurchased 120,550 shares for $973,392, or an average price per share of $8.07. We also paid $427,055 in dividends to our shareholders.”

Meryl Golden, Kingstone’s Chief Operating Officer, continued:

“The quarter’s loss ratio reflects an increase in liability claims frequency for the personal property lines. We do not know but suspect this increase is related to COVID. As people return to work, are less home centric and are better able to get maintenance done on their homes, we look forward to seeing frequency return to a more typical level. While we often see variability in claim frequency, we observed a higher number of claims in Q2 and felt that it was material enough to reflect this change in our loss reserves. This is the primary factor driving the quarter’s loss ratio. We are also seeing a return to pre-pandemic frequency for our livery physical damage line as more livery drivers are back on the road. Otherwise, the second quarter property loss experience is similar to last year. Given the uncertainty around liability frequency, we need to remove the combined ratio guidance that was provided earlier this year.

Overall, it was a disappointing quarter driven by the uptick in liability claims frequency. However, we remain steadfast in our belief that we have done all of the right things to return the company to profitability and now the market is turning in our favor.”

See “Forward-Looking Statements” below.

2

Financial Highlights Table

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in thousands except per share data)	2021	2020	% Change	2021	2020	% Change
Direct written premiums[1]	$44,616	$42,650	4.6%	$82,745	$79,347	4.3%
Net written premiums[1]	$37,314	$28,090	32.8%	$68,114	$51,281	32.8%
Net premiums earned	$35,436	$26,637	33.0%	$70,026	$53,578	30.7%
Total ceding commission revenue	$46	$3,480	-98.7%	$45	$7,311	-99.4%
Net investment income	$1,678	$1,612	4.1%	$3,461	$3,278	5.6%
Net gains (losses) on investments	$2,315	$2,698	-14.2%	$5,276	$(3,747)	na

U.S. GAAP Net income (loss)	$1,323	$4,608	-71.3%	$1,012	$(836)	na
U.S. GAAP Diluted earnings (loss) per share	$0.12	$0.43	-72.1%	$0.09	$(0.08)	na

Comprehensive income (loss)	$1,902	$13,327	85.7%	$(1,741)	$2,487	na
Net operating (loss) income [1]	$(506)	$2,477	na	$(3,156)	$2,124	na
Net operating diluted (loss)
earnings[1] per share	$(0.05)	$0.23	na	$(0.29)	$0.20	na

Return on average equity (annualized)	5.9%	22.1%	-16.2 pts	2.2%	-1.9%	4.1 pts

Net loss ratio	58.6%	48.1%	10.5 pts	61.9%	54.5%	7.4 pts
Net underwriting expense ratio	41.8%	38.8%	3.0 pts	41.9%	39.0%	2.9 pts
Net combined ratio	100.4%	86.9%	13.5 pts	103.8%	93.5%	10.3 pts

Effect of catastrophes and prior year loss
development on net combined ratio[1]	-0.3 pts	5.7 pts	-6.0 pts	0.2 pts	3.2 pts	-3 pts

Net combined ratio excluding effect of
catastrophes and prior year loss
development[1]	100.7%	81.2%	19.5 pts	103.6%	90.3%	13.3 pts

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

2021 Second Quarter Financial Review

Net income:

There was net income of $1.3 million during the three-month period ended June 30, 2021, compared to a net income of $4.6 million in the prior year period. The reduced net income in the latest three-month period can be attributed to a 10.5 point increase in net loss ratio. The net loss ratio was 58.6% for the three-month period ended June 30, 2021, compared to 48.1 % in the prior year period.

Earnings per share (“EPS”):

Kingstone reported earnings of $0.12 per diluted share for the three months ended June 30, 2021, compared to earnings of $0.43 per diluted share for the three months ended June 30, 2020. EPS for the three-month periods ended June 30, 2021 and 2020 was based on 10.8 million and 10.7 million weighted average diluted shares outstanding, respectively.

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Direct Written Premiums,1 Net Written Premiums1 and Net Premiums Earned

Direct written premiums1 for the second quarter of 2021 were $44.6 million, an increase of $2.0 million or 4.6% from $42.6 million in the prior year period. The increase is primarily attributable to a $0.9 million increase in premiums from our personal lines business and a $1.0 million increase in livery physical damage due to the declining effect of the Covid-19 pandemic in our geographic area.

Net written premiums1 increased 32.8% to $37.3 million during the three-month period ended June 30, 2021 from $28.1 million in the prior year period. The increase in the second quarter was attributable to the exit from the 25% personal lines quota share treaty on December 30, 2020.

Net premiums earned for the quarter ended June 30, 2021 increased 33.0% to $35.4 million, compared to $26.6 million for the quarter ended June 30, 2020. The increase was attributable to the exit from the 25% personal lines quota share treaty on December 30, 2020, partially offset by the decrease of $0.8 million in commercial lines premiums, a line of business from which the Company completed its run-off in September 2020.

Net Loss Ratio:

For the quarter ended June 30, 2021, the Company’s net loss ratio was 58.6%, compared to 48.1% in the prior year period. The loss ratio is higher than the prior year period mainly due to a higher frequency of personal lines liability claims.

Net Other Underwriting Expense Ratio:

For the quarter ended June 30, 2021, the net underwriting expense ratio was 41.8% as compared to 38.8% in the prior year period, an increase of 3.0 percentage points. The 3.0 percentage point increase is primarily attributable to the exit from the 25% personal lines quota share treaty and the decrease in both provisional ceding and contingent commissions from prior year quota shares. In addition, there was an increase in IT and Professional Services expenses related to Kingstone 2.0 initiatives as well as an increase in contingent commission expense expected to be earned by our producers.

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1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

Balance Sheet / Investment Portfolio

Kingstone’s cash and investment holdings were $234.1 million at June 30, 2021 compared to $218.7 million at June 30, 2020. The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 77.2% of total investments at June 30, 2021 and 87.3% at June 30, 2020. The Company’s effective duration on its fixed-income portfolio is 4.7 years.

Net investment income increased 4.1% to $1.7 million for the second quarter of 2021 from $1.6 million in the prior year period.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax

As of June 30, 2021, AOCI was $7.1 million compared to $8.1 million at June 30, 2020. The decrease in AOCI at June 30, 2021 of $1.0 million is attributable to the decrease in realized gains and the increase in interest rates since June 30, 2020.

4

Share Repurchase Program

Pursuant to the Company’s share repurchase program announced in March 2021, during the first six months of 2021, the Company repurchased 128,585 shares at a purchase price of $1,038,948, or an average of $8.08 per share.

Book Value

The Company’s book value per share at June 30, 2021 was $8.52, an increase of 1.4% compared to $8.40 at June 30, 2020 and a decline of 2.5% from the December 31, 2020 amount.

	30-Jun-21	31-Mar-21	31-Dec-20	30-Sep-20	30-Jun-20
Book Value Per Share	$8.52	$8.34	$8.74	$8.37	$8.40

% Increase from specified period to 6/30/21		2.2%	-2.5%	1.8%	1.4%

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company’s operations and financial results in a conference call on Friday, August 13, 2021, at 8:30 a.m. ET.

The dial-in numbers are:

(877) 407-3105 (U.S.)

(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q2 2021 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums written are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company’s policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company’s performance and evaluate results.

5

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company’s overall profitability.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company’s net combined ratio.

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:

	For the Three Months Ended				Forthe Six Months Ended
	June 30,				June 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
(000’s except percentages)
Direct and Net Written Premiums Reconciliation:

Direct written premiums	$44,616	$42,650	$1,966	4.6%	$82,745	$79,347	$3,398	4.3%
Ceded written premiums	(7,302)	(14,560)	7,258	(49.8)%	(14,631)	(28,066)	13,435	(47.9)%

Net written premiums	37,314	28,090	9,224	32.8%	68,114	51,281	16,833	32.8%
Change in unearned premiums	(1,878)	(1,453)	(425)	29.2%	1,912	2,297	(385)	(16.8)%

Net premiums earned	$35,436	$26,637	$8,799	33.0%	$70,026	$53,578	$16,448	30.7%

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The following table reconciles net operating (loss) income to net income (loss) for the periods indicated:

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2021		June 30, 2020		June 30, 2021		June 30, 2020
	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted (loss) earnings per common share
(000’s except per common share amounts and percentages)
Net Income (Loss) and Diluted Earnings (Loss) per Common Share Reconciliation:

Net income (loss)	$1,323	$0.12	$4,608	$0.43	$1,012	$0.09	$(836)	$(0.08)

Net realized (gain) loss on investments	(2,315)		(2,697)		(5,276)		3,747
Less tax (expense) benefit on net realized (gain) loss	(486)		(566)		(1,108)		787

Net realized (gain) loss on investments, net of taxes	(1,829)	$(0.17)	(2,131)	$(0.20)	(4,168)	$(0.39)	2,960	$0.27

Net operating (loss) income	$(506)	$(0.05)	$2,477	$0.23	$(3,156)	$(0.29)	$2,124	$0.20

Weighted average diluted shares outstanding	10,846,724		10,734,784		10,809,924		10,770,598

(Components may not sum to totals due to rounding)

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The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2021	2020	Percentage Point Change		2021	2020	Percentage Point Change
Net Combined Ratio Excluding Catastrophes and Prior Year Development Reconciliation:

Net Combined Ratio Excluding Catastrophes and Prior Year Development	100.7%	81.4%	19.3	pts	103.6%	90.6%	13.0	pts

Effect of catastrophe losses and prior year development
Catastrophe losses	-0.3%	5.7%	(6.0)	pts	0.2%	3.2%	(3.0)	pts
Prior year development	0.0%	-0.2%	0.2	pts	0.0%	-0.3%	0.3	pts
Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses	-0.3%	5.5%	(5.8)	pts	0.2%	2.9%	(2.7)	pts
Net underwriting expense ratio	0.0%	0.0%	-	pts	0.0%	0.0%	-	pts
Total effect of catastrophe losses and prior year development	-0.3%	5.5%	(5.8)	pts	0.2%	2.9%	(2.7)	pts

Net combined ratio	100.4%	86.9%	13.5	pts	103.8%	93.5%	10.3	pts

The following table reconciles the net combined ratio excluding catastrophes to the net combined ratio for the periods presented:

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2021	2020	Percentage Point Change		2021	2020	Percentage Point Change
Net Combined Ratio Excluding Catastrophes Reconciliation:

Net Combined Ratio Excluding Catastrophes	100.7%	81.2%	19.5	pts	103.6%	90.3%	13.3	pts

Catastrophe losses	-0.3%	5.7%	(6.0)	pts	0.2%	3.2%	(3.0)	pts

Net combined ratio	100.4%	86.9%	13.5	pts	103.8%	93.5%	10.3	pts

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The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Gross premiums written:
Personal lines(3)	$42,449,870	$41,522,768	$78,608,363	$75,957,604
Livery physical damage	2,119,436	1,106,405	4,023,428	3,420,806
Other(1)	46,719	54,876	113,826	129,731
Total without commercial lines	44,616,025	42,684,049	82,745,617	79,508,141
Commercial lines (in run-off effective July 2019)(2)	(381)	(33,572)	(856)	(160,735)
Total gross premiums written	$44,615,644	$42,650,477	$82,744,761	$79,347,406

Net premiums written:
Personal lines(3)	$35,149,321	$27,103,665	$63,979,133	$48,315,146
Livery physical damage	2,119,436	1,106,405	4,023,428	3,420,806
Other(1)	45,903	42,579	112,184	101,158
Total without commercial lines	37,314,660	28,252,649	68,114,745	51,837,110
Commercial lines (in run-off effective July 2019)(2)	(381)	(162,170)	(856)	(555,957)
Total net premiums written	$37,314,279	$28,090,479	$68,113,889	$51,281,153

Net premiums earned:
Personal lines(3)	$33,573,620	$23,614,240	$66,338,707	$46,213,874
Livery physical damage	1,804,543	2,182,438	3,569,819	4,789,017
Other(1)	58,644	48,999	117,974	99,148
Total without commercial lines	35,436,807	25,845,677	70,026,500	51,102,039
Commercial lines (in run-off effective July 2019)(2)	(381)	791,179	(856)	2,476,267
Total net premiums earned	$35,436,426	$26,636,856	$70,025,644	$53,578,306

Net loss and loss adjustment expenses(4):
Personal lines	$18,638,287	$10,639,057	$39,394,940	$23,153,625
Livery physical damage	1,015,064	369,120	1,702,476	1,149,690
Other(1)	223,472	(72,436)	253,821	(23,639)
Unallocated loss adjustment expenses	909,591	1,242,516	1,915,872	2,012,328
Total without commercial lines	20,786,414	12,178,257	43,267,109	26,292,004
Commercial lines (in run-off effective July 2019)(2)	(27,204)	635,374	52,773	2,907,448
Total net loss and loss adjustment expenses	$20,759,210	$12,813,631	$43,319,882	$29,199,452

Net loss ratio(4):
Personal lines	55.5%	45.1%	59.4%	50.1%
Livery physical damage	56.3%	16.9%	47.7%	24.0%
Other(1)	381.1%	-147.8%	215.1%	-23.8%
Total without commercial lines	58.7%	47.1%	61.8%	51.5%

Commercial lines (in run-off effective July 2019)(2)	na	80.3%	61.9%	117.4%
Total	58.6%	48.1%	61.9%	54.5%

1.

“Other” includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.

2.	In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks. See discussions above regarding the discontinuation of this line of business.
3.	See discussion with regard to “Direct Written Premiums, Net Written Premiums and Net Premiums Earned” above.
4.	See discussions above with regard to “Net Loss Ratio”.

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KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Consdensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues
Net premiums earned	$35,436,426	$26,636,856	$70,025,644	$53,578,306
Ceding commission revenue	45,741	3,480,214	44,676	7,311,313
Net investment income	1,678,075	1,612,006	3,461,271	3,277,850
Net gains (losses) on investments	2,315,261	2,697,868	5,275,668	(3,746,550)
Other income	124,946	262,388	296,392	522,018
Total revenues	39,600,449	34,689,332	79,103,651	60,942,937

Expenses
Loss and loss adjustment expenses	20,759,210	12,813,631	43,319,882	29,199,452
Commission expense	8,285,341	7,760,540	16,509,180	15,616,467
Other underwriting expenses	6,692,920	6,325,472	13,159,962	13,087,264
Other operating expenses	933,272	1,089,135	2,285,578	2,326,030
Depreciation and amortization	837,654	673,160	1,659,994	1,360,254
Interest expense	456,545	456,545	913,090	913,090
Total expenses	37,964,942	29,118,483	77,847,686	62,502,557

Income (loss) before taxes	1,635,507	5,570,849	1,255,965	(1,559,620)
Income tax expense (benefit)	312,146	962,659	243,701	(723,607)
Net income (loss)	1,323,361	4,608,190	1,012,264	(836,013)

Other comprehensive income (loss), net of tax
Gross change in unrealized gains (losses)
on available-for-sale-securities	1,074,164	10,887,611	(2,749,115)	4,160,122

Reclassification adjustment for (losses) gains
included in net gain (loss)	(341,474)	148,495	(735,771)	46,273
Net change in unrealized gains (losses)	732,690	11,036,106	(3,484,886)	4,206,395
Income tax (benefit) expense related to items
of other comprehensive income (loss)	(153,865)	(2,317,582)	731,827	(883,342)
Other comprehensive income (loss), net of tax	578,825	8,718,524	(2,753,059)	3,323,053

Comprehensive income (loss)	$1,902,186	$13,326,714	$(1,740,795)	$2,487,040

Earnings (loss) per common share:
Basic	$0.12	$0.43	$0.09	$(0.08)
Diluted	$0.12	$0.43	$0.09	$(0.08)

Weighted average common shares outstanding
Basic	10,670,831	10,733,354	10,673,550	10,770,598
Diluted	10,846,724	10,734,784	10,809,924	10,770,598

Dividends declared and paid per common share	$0.0400	$0.0400	$0.0800	$0.1025

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KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of
$10,458,317 at June 30, 2021 and $8,194,824 at December 31, 2020)	$9,822,799	$7,368,815
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of
$128,864,244 at June 30, 2021 and $145,045,584 at December 31, 2020)	137,916,652	157,549,272
Equity securities, at fair value (cost of $32,679,724 at June 30, 2021 and
$32,571,166 at December 31, 2020)	36,317,931	34,413,313
Other investments	6,983,057	3,518,626
Total investments	191,040,439	202,850,026
Cash and cash equivalents	43,059,747	19,463,742
Premiums receivable, net	10,719,732	11,819,639
Reinsurance receivables, net	28,192,924	45,460,729
Deferred policy acquisition costs	19,950,955	20,142,515
Intangible assets	500,000	500,000
Property and equipment, net	8,619,114	8,083,123
Other assets	10,617,258	9,262,493
Total assets	$312,700,169	$317,582,267

Liabilities
Loss and loss adjustment expense reserves	$85,025,038	$82,801,228
Unearned premiums	88,072,566	90,009,272
Advance premiums	5,242,684	2,660,354
Reinsurance balances payable	2,026,000	6,979,735
Deferred ceding commission revenue	84,588	93,519
Accounts payable, accrued expenses and other liabilities	8,535,418	8,433,233
Deferred income taxes, net	4,013,528	4,156,913
Long-term debt, net	29,735,701	29,647,611
Total liabilities	222,735,523	224,781,865

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,944,220 shares at June 30, 2021 and 11,871,307 shares at December 31, 2020; outstanding
10,561,143 shares at June 30, 2021 and 10,616,815 shares at December 31, 2020	119,442	118,713
Capital in excess of par	71,567,797	70,769,165
Accumulated other comprehensive income	7,127,003	9,880,062
Retained earnings	16,086,337	15,928,345
	94,900,579	96,696,285
Treasury stock, at cost, 1,383,077 shares at June 30, 2021
and 1,254,492 shares at December 31, 2020	(4,935,933)	(3,895,883)
Total stockholders' equity	89,964,646	92,800,402

Total liabilities and stockholders' equity	$312,700,169	$317,582,267

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About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission under “Factors That May Affect Future Results and Financial Condition.” These risks and uncertainties include, without limitation, the following:

• As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

• Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

• We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

• The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

• Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

• Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

• We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

• Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

• We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

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Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Kingstone Companies, Inc.

Amanda M. Goldstein

Investor Relations Director

(516) 960-1319

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